Anavex appoints Tom Skarpelos as Director

Vancouver, BC – January 9, 2013 -- Anavex Life Sciences Corp. (“Anavex”) (OTCQB: AVXL) announces the appointment of Athanasios (Tom) Skarpelos as a Director of the company effective January 9, 2013.

“Tom has been actively involved in Anavex since the very beginning,” said Sean Lowry, former Director of Anavex. “His passion for Anavex and its assets, and his relationships with people and organizations close to the company have characterized the company’s development since its foundation. This is a significant commitment on Tom’s part, and we wish him well in developing life saving treatments for serious diseases.”

“I am excited to be leading Anavex as we try to alleviate the suffering of millions of people afflicted by debilitating disease,” said Mr. Skarpelos. “We intend to evaluate ANAVEX 2-73’s progress in the treatment of Alzheimer’s disease, and to strategically deploy our resources to further our business plans. As well, I look forward to expanding Anavex’ leadership team.”

Mr. Skarpelos is a self-employed investor with 17 years of experience working with private and public companies. For the past 10 years, he has been focused on biotechnology companies involved in drug discovery and drug development projects. Mr. Skarpelos was engaged as a consultant to Anavex Life Sciences for one year effective August 2, 2010. His experience has led to relationships with researchers at academic institutes in Europe and North America. Mr. Skarpelos is a founder of Anavex Life Sciences, and is its largest shareholder.

Anavex announces that Robert Chisholm has terminated his agreement, and resigned as President, Secretary, Treasurer, Chief Financial Officer, and as a Director of Anavex effective January 9, 2013. Effective the same date, Sean Lowry resigned as a Director of Anavex.

About Anavex Life Sciences Corp. [ ] Anavex Life Sciences Corp. (www.anavex.com) is a pharmaceutical company engaged in the development of novel drug candidates. ANAVEX 2-73, a drug candidate developed to treat Alzheimer’s disease through disease modification, is in human clinical trials. Sponsored studies indicate that ANAVEX 2-73 demonstrates anti-amnesic and neuroprotective properties, and that it is well tolerated in doses up to 55mg. Anavex is a publicly traded corporation quoted as AVXL.

Forward-Looking Statements [ ] Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that we intend to evaluate ANAVEX 2-73’s progress, that we intend to deploy resources in furtherance of business plans, that we will expand our leadership team, that ANAVEX 2-73 is in human clinical trials, and that data from a prior trial indicates that the compound is well tolerated. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to finance development or satisfy the rigorous regulatory requirements for new drugs, our ability to attract and retain quality personnel, and that despite positive results, our competitors may offer better or cheaper alternatives. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information [ ] Anavex Life Sciences Corp. [ ] Research & Business Development [ ] Email: info@anavex.com

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